Filed Pursuant To Rule 433

Registration No. 333-238478

August 14, 2020

Twitter: Links to: AdTrax code: Exp. Date: https://www.ssga.com/us/en/intermediary/etfs/funds/spdr-gold-shares-gld NA Tweet 1: #DidYouKnow? As #gold futures traded at a premium during periods of stress earlier this year, the structure of the largest gold #ETF was a key differentiating factor for investors seeking to track gold’s spot price. Learn more about $GLD: [Bit.ly – placeholder!] Link Title [Required for any post with Website or Media card] [50 char recommended] [70 char max] Price Dislocation: Gold ETFs vs. Gold Futures LinkedIn Company Page & DSU Post: Links to: AdTrax code: Exp. Date: https://www.ssga.com/us/en/intermediary/etfs/funds/spdr-gold-shares-gld NA Post 1: As gold futures traded at a premium during periods of stress earlier this year, the structure of the largest gold ETF was a key differentiating factor for investors seeking to track gold’s spot price. Learn more about GLD: [Bit.ly – placeholder!] Link Title [Required for any post with URL] Price Dislocation: Gold ETFs vs. Gold Futures Button [Required for all] [Learn More, Download, Subscribe, Register, Join, Attend]

LinkedIn Company Page & DSU Post: Links to: AdTrax code: Exp. Date: https://www.ssga.com/us/en/intermediary/etfs/funds/spdr-gold-shares-gld NA Post 1: As gold futures traded at a premium during periods of stress earlier this year, the structure of the largest gold ETF was a key differentiating factor for investors seeking to track gold’s spot price. Learn more about GLD: [Bit.ly – placeholder!] Link Title [Required for any post with URL] Price Dislocation: Gold ETFs vs. Gold Futures Button [Required for all] [Learn More, Download, Subscribe, Register, Join, Attend] Learn More Information Classification: Limited Access

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.